Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-228485 and
333-228485-01

PROSPECTUS SUPPLEMENT NO. 3

to Prospectus dated June 10, 2019

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AIR T, INC.

Air T Funding

8,400,000 Warrants

840,000 Shares of Alpha Income Trust Preferred Securities Issuable upon Exercise of

8,400,000 Outstanding Warrants

Aggregate Face Value of $21,000,000

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The information contained in this prospectus supplement supplements and amends our prospectus dated June 10, 2019 (the “Prospectus”), and should be read in conjunction therewith. This prospectus supplement may not be delivered or utilized without the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus. Capitalized terms contained in this prospectus supplement have the same meanings as in the Prospectus unless otherwise stated herein.

RECENT EVENTS

On January 11, 2021, Air T, Inc. (the “Company”) announced the extension of the expiration date of the Warrants (“Warrants”) to purchase Alpha Income Preferred Securities (also referred to as 8% Cumulative Capital Securities) (“AIP”). The Warrants, previously scheduled to expire on January 15, 2021, are extended and now will expire on August 30, 2021. This prospectus supplement has been prepared to set forth the new expiration date. Other terms of the Warrants remain the same.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is part of the Prospectus and either it or its contents must accompany the Prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933.

The date of this prospectus supplement is January 11, 2021.

AIR T, INC.

Air T Funding

5930 Balsom Ridge Road

Denver, NC 28037